Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

BEARD ENERGY ACQUISITION CORP.

March 2, 2021

This Certificate of Amendment to Certificate of Incorporation (this “Amendment”) has been duly executed and is filed pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) to amend the Certificate of Incorporation (the “Certificate of Incorporation”) of Beard Energy Acquisition Corp., a Delaware corporation (the “Company”), under the DGCL.

FIRST:That the Board of Directors of the Company duly adopted resolutions proposing and declaring advisable this Amendment to the Certificate of Incorporation, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (“DGCL”):

RESOLVED, that Article I of the Company’s Certificate of Incorporation be amended and restated in its entirety to read as follows:

“The name of the corporation is Beard Energy Transition Acquisition Corp. (the “Company”).”

SECOND:This Amendment has been duly adopted in accordance with Section 242 of the DGCL.

THIRD:This Amendment shall be effective immediately.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Amendment as of the date first written above.

BEARD ENERGY ACQUISITION CORP.

By:	/s/ Gregory A. Beard
Name:	Gregory A. Beard
Title:	Chief Executive Officer

Signature Page to

Certificate of Amendment to Certificate of Incorporation of

Beard Energy Acquisition Corp.